Exhibit 99.1

        Brooke Corporation Releases Subsidiary Results for January 2004

    OVERLAND PARK, Kan., March 1 /PRNewswire-FirstCall/ -- Kyle Garst, Vice President of Brooke Corporation (Amex: BXX) announced selected January results for the Company's franchise and finance subsidiaries.

    Garst announced that the Company's franchise subsidiary, Brooke Franchise Corporation, consulted with franchisees and others in the acquisition of businesses in the states of California, Florida, Kansas, Missouri and Oklahoma. Garst stated, "As a result of these acquisitions, Brooke Franchise Corporation received $1,290,000 in consulting fees and added a total of eleven new franchise locations."

    Garst noted that the Company believes that local ownership is important to the success of a typical insurance agency. However, agencies that specialize in auto insurance are unique and sometimes suited to ownership by larger organizations such as Brooke Corporation. Five of the eleven new locations were auto insurance agencies acquired by a sister company which reduce January consulting fees by $726,000 when subsidiary financial results are consolidated with the parent company.

    Garst announced that loan portfolio balances of the Company's finance subsidiary, Brooke Credit Corporation, totaled $120,000,000 on January 31, 2004. Garst noted that $9,783,000 of the loan balances were obligations of sister companies which correspondingly reduce the January 31st loan balances when subsidiary financial results are consolidated with the parent company.

    About our company ...  Brooke Corporation is listed on the American Stock
Exchange under the symbol of BXX.   Through its franchise subsidiary, the
Company distributes insurance, funeral and credit services through a network of more than 220 franchise and company locations. The Company's finance subsidiary originates loans to franchisees and has sold more than $100,000,000 in loans to participating lenders or to investors through asset backed securitizations. Another company subsidiary sells insurance on a wholesale basis through franchisees and others.


    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associates with the development of technology, changes in the law, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.



SOURCE  Brooke Corporation
    -0-                             03/01/2004
    /CONTACT: Kyle Garst, Vice President of Brooke Corporation, investments@brookecorp.com , or +1-800-642-1872, Ext. 121/
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  ERN